                                                                   Exhibit 10.20

                                                                  EXECUTION COPY

                             JOINT VENTURE AGREEMENT

/s/ O.K.

         This Joint Venture Agreement is dated as of April 2, 2001, by and among Color Kinetics Incorporated, a Delaware corporation having its principal place of business at 10 Milk Street, 11th Floor, Boston, Massachusetts 02108, U.S.A. ("Color Kinetics"), Yamagiwa Corporation, a Japanese corporation having its principal place of business at 4-1-1 Sotokanda, Chiyoda-ku, Tokyo 101-0021, Japan ("Yamagiwa"), ALS Incorporated, a Japanese corporation and a majority owned subsidiary of Yamagiwa, having its principal place of business at 12-5 Gobancho, Chiyoda-ku, Tokyo 102-0076, Japan ("ALS"), and Color Kinetics Japan Incorporated, a Japanese corporation having its principal place of business at 12-5 Gobancho, Chiyoda-ku, Tokyo 102-0076, Japan ("CKJ").

/s/ K.O.

         WHEREAS, Color Kinetics develops, manufacture and distributes digital lighting products; and

         WHEREAS, prior to the Effective Date, ALS has been the distributor of Color Kinetics' products in Japan; and

/s/ K.O.

         WHEREAS, Color Kinetics and ALS have mutually agreed to pursue continued marketing, distribution and support of the Products in Japan through a joint venture between them rather than by ALS acting as Color Kinetics' distributor, and Color Kinetics and ALS have formed CKJ as a joint stock corporation under the laws of Japan, for the purpose of marketing, distributing and supporting the Products in Japan, developing, designing, marketing, distributing and supporting localized Products in Japan, and if Color Kinetics, in its sole discretion, so approves in accordance with Section 7 hereof and the JV Distributorship Agreement, the manufacturing of localized Products and marketing, distributing and supporting such localized Products in markets other than the Japanese market;

/s/ G.M.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the Parties agree as follows:

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 /s/ Tetsu Konagaya /s/ Kiyoshi Otsuki /s/ Kiyoshi Otsuki /s/ George G. Mueller

1. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:


         "Applicable Law" means, with respect to a Party, any domestic or foreign, federal, state or local statue, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Party or to its properties, business or assets.

         "Articles of Association" means the Articles of Association of CKJ written in the Japanese language and attached hereto as EXHIBIT A-1, as amended from time to time. For the convenience of the parties an English translation of the Articles of Association is attached hereto as EXHIBIT A-2.

         "Board" means the board of directors of CKJ as from time to time constituted.

         "Business Plan" means the [three (3)] year business plan of CKJ, which includes a budget and managerial plan, attached hereto as EXHIBIT B, as from time to time amended:

         "Change in Control" means (a)(i) the issuance of stock by a Party or by any entity controlling a Party (for purposes of this definition "Controlling Entity"); (ii) the sale or transfer of the stock of a Party or by a Controlling Entity; (iii) the reorganization, merger or other combination of a Party or a Controlling Entity with or into another entity; the result of any of which is that the shareholders of the Party or the Controlling Entity immediately prior to the stock issuance or consummation of the sale, transfer, reorganization, merger or other combination, cease to own more than 50% of the voting stock of the Party or the Controlling Entity as the case may be, or do not own more than 50% of the voting stock of the surviving entity, after the stock issuance or consummation of the sale, transfer, reorganization, merger or other combination, or (b) the sale of all or substantially all of the assets of a Party or a Controlling Entity.

         "CKJ" has the meaning given it in the preamble to this Agreement.

         "Confidential Information" means any business and product plans, product specifications, strategies, trade secrets, financial projections, customer lists, and related documentation, intellectual property or other information, tangible or intangible, of an individual or entity which is maintained as confidential by such individual or entity or which enables such individual or entity to maintain a competitive advantage over competitors who do not have access to such information.

         "Effective Date" means the date of this Agreement.

         "Governmental Approvals" means all approvals, consents, authorizations, and similar actions from all Governmental Authorities that are required in order to consummate the transactions contemplated hereunder or under any of the Related Agreements.

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         "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, or any regulatory, administrative or other governmental agency, or subdivision, department or branch of any of the foregoing.

         "Independent Accounting Firm" means an internationally recognized, or an affiliate of an internationally recognized, audit firm qualified under the Japanese Certified Public Accountants Act, Law No. 103, 194B, as amended.

         "Distributorship Agreement" has the meaning given it in Section 5.1.

         "JV Share(s)" means share(s) of common stock of CKJ.

         "Party(ies)" means any or all of Color Kinetics, ALS, Yamagiwa and CKJ and any transferee of their respective interests in CKJ and this Agreement as permitted by this Agreement.

         "Percentage Interest" means, with respect to a Party, the percentage issued and outstanding JV Shares held by such party.

         "Product(s)" has the meaning given it in the JV Distributorship Agreement.

         "Shareholders" means Color Kinetics and ALS.

2.       Incorporation.

         2.1 Formation of CKJ. Prior to the Effective Date, the Parties have caused the formation of CKJ for the purposes of marketing, distributing and supporting the Products in Japan.

         2.2 The Name of CKJ. The name of CKJ shall be "Color Kinetics Japan K.K." and shall be set forth in the Articles of Association. Use by CKJ of the mark "Color Kinetics" shall be subject to the provisions of the JV Distributorship Agreement.

         2.3 Articles of Association. The Articles of Association of CKJ are hereby incorporated herein and made a part hereof. In the event of any ambiguity or conflict arising between the terms and conditions of this Agreement and those of the Articles of Association, to the extent legally permissible under Applicable Law, the terms and conditions of this Agreement shall prevail.

2.4      Capital Contributions.

                  (a) The authorized capital of CKJ is Y40,000,000 represented by 800 shares of JV Shares with a par value of Y50,000 per share. As of the Effective Date, the ownership of JV Shares is as follows:

PARTY                                    NUMBER OF SHARES         CONSIDERATION
Color Kinetics                                     400            Y20,000,000

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

ALS                                          400            Y20,000,000

                  (b) CKJ may, at any time and from time to time, borrow additional funds from ALS in accordance with CKJ's capital needs as set forth in the Business Plan and as determined by the Board. Any such outstanding loan shall bear interest at the prevailing market rate determined among city banks in Japan for a comparable loan from time to time. Any such loan must be repaid in full prior to any distribution by CKJ to the Shareholders of profits or capital.

                  (c) Unless otherwise agreed by the Shareholders, each of Color Kinetics and ALS shall hold fifty percent (50%) of the issued and outstanding JV Shares. In the event that CKJ issues new JV Shares or other securities of CKJ, each of the Shareholders shall have the right to purchase such shares or other securities with cash or other consideration as the Board may determine in an amount that is proportionate to its respective Percentage Interest.

         2.5 Stock Certificates. The JV Shares shall be evidenced by a stock certificate issued by CKJ. Such stock certificates shall bear a legend disclosing that such JV Shares are subject to certain restrictions on transfer.

3.       Management of CKJ.

         3.1      Meetings and Resolutions of Shareholders.

                  (a) Meetings of the shareholders of CKJ may be held in person in Tokyo, Japan or at such other place as the Shareholders may agree and, to the extent permitted under Applicable Law, by any other means determined by the Board. Ordinary general meetings of shareholders shall be held within three (3) months of the fiscal year end. The notice of ordinary meetings shall be provided in English at least thirty (30) days prior to the scheduled date of the meeting. The Board, Color Kinetics and ALS shall each have the right from time to time to call an extraordinary general meeting of shareholders. The notice of extraordinary meetings shall be provided in both Japanese and English at least fourteen (14) days prior to the scheduled date of the meeting.

                  (b) All meetings of the shareholders shall be conducted in both English and Japanese, and CKJ shall provide, and bear all costs in connection with providing, a professional translator to assist in conducting the meetings. In principle, all meetings of shareholders shall be held where the head office of CKJ is located. Shareholders may discuss the agenda for any shareholders' meeting in advance through one or more televised conferences and the discussions and tentative decisions made at such conferences shall be resolved at shareholders' meetings.

                  (c) The quorum required for a shareholders meeting shall be shareholders representing in person or by proxy, not less than two-thirds (2/3) of the total number of issued and outstanding JV Shares.

                  (d) Unless otherwise required by the laws of Japan or otherwise provided herein, no shareholders' resolutions shall be effective unless adopted by the affirmative vote of


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shareholders holding more than seventy-five percent (75%) of JV Shares present, in person or by proxy, at a meeting of shareholders.

                  (e) Notwithstanding anything to the contrary in this Agreement or in the Articles of Association, but subject to compliance with Applicable Law and without derogating from any provision of this Agreement or the Articles of Association that requires a greater majority vote (including unanimous vote or agreement), resolutions with respect to the following matters may be adopted only by the affirmative vote of shareholders representing, in person or by proxy, not less than seventy five percent (75%) of the total number of JV Shares outstanding:

                  (i)      Any change in the capitalization of CKJ;

                  (ii)     Any amendment to the Articles of Association;

                  (iii) Any merger consolidation, spin-off or any other similar transaction involving CKJ, or a sale of all or substantially all of the assets of CKJ;

                  (iv)     Any increase or reduction of capital;

                  (v) Determination of compensation of directors and auditors;

                  (vi) Any distribution to the shareholders, including the declaration or distribution of dividends and stock dividends;

                  (vii) Issuance of any JV Shares or any other security of CKJ;

                  (viii) Granting to any person other than the Shareholders of CKJ the right to purchase JV Shares or any other security of CKJ, except for stock options to employees of CKJ;

                  (ix) Any borrowing in excess of an aggregate principal amount of Y100,000,000;

                  (x) Any change to the Business Plan, and approval of new business plans and operating budgets;

                  (xi) Appointment of any representative director and the Chief Financial Officer;

                  (xii)    Dissolution or liquidation of CKJ.

            3.2 Election of Directors and Statutory Auditors.

                  (a) Unless otherwise mutually agreed upon by the Shareholders, CKJ shall be managed by a Board of Directors composed of four (4) directors, and each Shareholder shall have the right to nominate two (2) directors. Each Shareholder may, at any time and from time to time, with or without cause, remove from office any director nominated by such Shareholder and nominate a new director in his/her place. Color Kinetics initially nominates George G. Mueller and Bruce A. Beck as the directors nominated by Color Kinetics, and ALS initially nominates


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

Kiyoshi Otsuki and Tetsu Konagaya as the directors nominated by ALS. By January 1, 2003 the Board shall appoint an individual with experience and expertise in the Japanese market in the area of CKJ's business, to attend Board meetings in an advisory, non-voting capacity.

                  (b) If a vacancy occurs on the Board for any reason, a new director shall be nominated by the Shareholder that nominated the director whose office has been vacated, and an election to fill the vacancy shall be held at a shareholders' meeting to be called without delay. A director may be removed, with or without cause, at any time by the Party that nominated him.

                  (c) The Chairman of the Board (the "Chairman") shall be elected each year by the Board from among the directors then in office. The Chairman for fiscal years 2001 and 2002 shall be nominated by ALS, and for fiscal year 2003 by Color Kinetics, in its discretion. Beginning with fiscal year 2004, ALS shall nominate the Chairman for every even fiscal year (including
2004) and Color Kinetics shall nominate the Chairman for every odd year (beginning with 2005).

                  (d) CKJ shall have one (1) statutory auditor who shall be jointly nominated and elected by the Shareholders.

                  (e) Each Shareholder agrees to exercise its voting rights as shareholder of CKJ and take all required action as to ensure the immediate election or removal, as the case may be, of the directors nominated or removal, as the case maybe, by the other Shareholder as provided in this Section 3.2. Each Shareholder shall and agrees to cause the election of George G. Mueller and Bruce A. Beck as the directors initially nominated by Color Kinetics, and Kiyoshi Otsuki and Tetsu Konagaya as the directors initially nominated by ALS.

                  (f) Except as set forth in Section 3.3 with respect to Kiyoshi Otsuki, during the first year of CKJ's operation, the directors and the statutory auditor shall not be entitled to any compensation in connection with their membership on the Board or the services rendered by them to CKJ; provided, however, that CKJ shall reimburse each director and the statutory auditor for all reasonable out-of-pocket expenses in connection with attendance at and participation in Board meetings, including, without limitation, any expenses for travel, accommodation and meals. Beginning with the second year of CKJ's operation, the Board shall determine the appropriate compensation for the directors and for the statutory auditor and shall submit it to the shareholders' approval.

            3.3 Representative Director and Officers. Kiyoshi Otsuki shall serve as the representative director and the President of CKJ. Concurrently with the execution hereof, CKJ and Kiyoshi Otsuki are entering into an Directorship Agreement in the form attached hereto as EXHIBIT C pursuant to which Kiyoshi Otsuki will be employed by CKJ as its President for a period of one (1) year following the Effective Date. After the first year in office, Kiyoshi Otsuki shall continue to serve as a representative director of CKJ until the Board replaces him with another representative director.

            3.4 Meetings and Resolutions of the Board.

                  (a) Meetings of the Board shall be held in person, and, to the extent permitted under Applicable Law, by televised conference or any other means determined by the Board.


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

Televised conference means a conference through the usage of a telecommunication device which enables instantaneous conveyance of voice and images of each shareholder present at a meeting and precise and simultaneous communication between or among the users. Board meetings shall be conducted in both English and Japanese, and CKJ shall provide, and bear all costs in connection with providing, a professional translator to assist in conducting the meetings.

                  (b) Unless otherwise determined by a unanimous vote of the Board, a regular meeting of the Board shall be held at least once every fiscal quarter, at a date and time determined by the Board. In the first two (2) years of CKJ's operation, two (2) regular Board meetings shall be held in person in Tokyo, Japan and two regular Board meetings shall be held by televised conference or any other means determined by the Board in accordance with Section 3.4(a). Notice of each meeting shall be provided in English at least fourteen
(14) days prior to the scheduled date of the meeting.

                  (c) A special meeting of the Board may be held, at any time and from time to time, when called by any director. Notice of each meeting shall be provided in both Japanese and English at least fourteen (14) days prior to the scheduled date of the meeting.

                  (d) The quorum required for a meeting of the Board shall be three (3) members of the Board.

                  (e) Except as provided in Section 3.4(g) below, when a quorum is present at a meeting, resolutions and actions of the Board shall require the affirmative vote of a majority of the members of the Board then in office.

                  (f) When any issue cannot be resolved by the Board at two (2) consecutive meetings, the chief executive officers of Color Kinetics and ALS shall consult between themselves in a good faith attempt to resolve such issue. Except as provided in Section 3.4(g), if the chief executive officers of Color Kinetics and ALS can not resolve such issue within thirty (30) days, the Chairman shall have the casting vote.

                  (g) Notwithstanding anything to the contrary in this Agreement or in the Articles of Association, but subject to compliance with any Applicable Law and without derogating from any provision of this Agreement or the Articles of Association that requires a greater majority vote (including unanimous vote or agreement), resolutions with respect to the matters set forth in Section 3.1
(e) shall require the unanimous affirmative vote of the Board.

            3.5 Location of Offices. Yamagiwa will lease to CKJ an appropriate office space at a reasonable rent, which will be agreed upon by the parties through good faith consideration, within the Yamagiwa Building at 12-5 Gobancho, Chiyoda-ku, Tokyo. However, at any time after December 31, 2001 the Board may determine that CKJ shall move its offices to another location in Tokyo.

            3.6 Statement of Policy.


                  (a) The business affairs of CKJ shall be carried on and conducted in a sound, prudent and constructive manner for the purpose of building a successful corporation.

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

                  (b) Unless otherwise agreed by the Shareholders, CKJ's business activity shall be limited to (i) marketing, distribution and support of the Products in the Territory, (ii) manufacturing of power supply products for the Products, (iii) developing, designing, marketing, distributing and supporting localized Products in the Territory, and (iv) if Color Kinetics, in its sole discretion, so approves in accordance with Section 7 hereof and the JV Distributorship Agreement, the manufacturing of localized Products and marketing, distributing and supporting such localized Products in markets outside the Territory.

            3.7 Day to Day Operation. The day-to-day operations of CKJ shall be managed by the representative director and officers nominated and elected in accordance with Sections 3.3. Such operations shall be conducted in accordance with the Articles of Association, this Agreement, the Distributorship Agreement, the Business Plan and the operating and capital budgets approved by the Board.

            3.8 Budgeting, Accounting and Reporting Obligations.

                  (a) CKJ's initial operating budget (for fiscal 2001 through 2003) is included in the Business Plan attached as EXHIBIT B. Each year the Board shall approve the budget for the succeeding year prior to the commencement of the succeeding year.

                  (b) CKJ's fiscal year shall initially be the twelve (12) month period ending December 31.

                  (c) In addition to any reports to be prepared and provided to the shareholders pursuant to any Applicable Law or the Articles of Association, CKJ shall provide each Shareholder with the following reports and statements to the parties in English within the time periods set forth below or an interim version of any such report or statement to any of them within thirty (30) days of receipt of request:

                    (i) Within ten (10) days after the closing of each month, balance sheet, profit and loss statement and cash flow statement. Each such document shall be provided in a form and format acceptable to the receiving Shareholder.

                    (ii) Within fourteen (14) days after the closing of each quarter, balance sheet, profit and loss statement and cash flow statement. Each such document shall be provided in a form and format acceptable to the receiving Shareholder.

                    (iii) Within forty-five (45) days after the end of each fiscal year, balance sheet, profit and loss statement and cash flow statement. Each such document shall be provided in a form and format acceptable to the receiving Shareholder.

                  (d) The Board shall designate an Independent Accounting Firm to audit the financial statements of CKJ on an annual basis. The annual accounting report of CKJ shall be audited at the expense of CKJ by its Independent Accounting Firm in accordance with the laws of Japan.

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

                  (e) Each Shareholder shall, upon reasonable written notice to CKJ, have access to CKJ's books, records, procedures, employees and similar sources of data and information concerning CKJ's business and financial operations.

                  (f) CKJ shall provide to each Shareholder full access to the books and records of CKJ, and shall provide to each Shareholder the accounting information such Shareholder required to comply with its own financial reporting requirements.

                  (g) CKJ shall designate Ueno Branch of Daiwa Bank as the bank at which CKJ maintains its bank accounts or such other bank as the Board may otherwise designate.

            3.9 Confidentiality Obligation. CKJ shall require each employee, independent contractor, consultant and any other person who will have access to Confidential Information of CKJ or of any Party, to enter into a confidentiality agreement in substantially the form attached hereto as EXHIBIT D, or such other form as may be approved from time to time by the Board.

            3.10 Dividends. Unless duly determined by the Board and permitted by Japanese laws, CKJ shall not pay dividends but shall reinvest its profits in its business.

            3.11 Employment.

                  (a) The Parties agree that CKJ's employees shall consist of employees to be seconded from Yamagiwa, employees recruited and directly hired by CKJ, and employees permanently transferred from Yamagiwa to CKJ in accordance with Section 3.11(b).

                  (b) As soon as practicable after CKJ commences operations, Yamagiwa will second to CKJ the Yamagiwa employees listed on Schedule 3.11(a) hereto (the "Seconded Employees"). Each Seconded Employee shall be employed by CKJ pursuant to and in accordance with a secondment agreement among CKJ, Yamagiwa and the Seconded Employee, in a form approved by the Board. During the period until December 21, 2003, the Seconded Employees shall be entitled to receive from CKJ substantially the same salaries and benefits they received from Yamagiwa prior to their secondment to CKJ. Yamagiwa shall remain fully responsible and liable for any and all salaries and benefits, and any and all payments required by any Applicable Law, in connection with the Seconded Employees' employment with Yamagiwa and the termination thereof. Yamagiwa agrees to indemnify, defend, and hold harmless CKJ and Color Kinetics, and their respective directors, officers, employees, agents, successors and assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees) of any kind or character, arising out of or in any manner incident, relating or attributable to the employment by Yamagiwa of the Seconded Employees and the termination thereof. By six (6) months prior to the end of 2003, CKJ, Yamagiwa and each Seconded Employee may determine, through mutual consultation among them, whether the Seconded Employee will be transferred to CKJ and become a permanent employee of CKJ.

                  (c) The Parties agree that CKJ will adopt a stock option plan pursuant to Japanese law, to allow CKJ to provide its employees, officers, directors and consultants incentives by affording them an opportunity to acquire or increase their proprietary interest in CKJ. The option plan shall be adopted and administered by the Board, which shall have the authority, among other things and without limitation, to determine the number of options granted to each optionee, to set the exercise price and determine the duration of the option. The Parties agree that of CKJ's employee, only full-time employees originally recruited and hired by CKJ and the employees permanently transferred from Yamagiwa to CKJ as of such transfer shall be entitled to receive stock options in CKJ, and that the Seconded Employees shall not be granted stock options in CKJ. The Parties further agree that unless otherwise determined by a unanimous vote of the Board, any stock options granted by CKJ shall vest over a period of four (4) years (as to 25% on the first anniversary and thereafter in 12 equal quarterly increments of 6.25% each). The inception of the stock option program shall be in compliance with the Japanese laws, and each Shareholder shall cooperate in providing information necessary for such inception.

4. Rights and Obligations of the Parties.

         4.1 Financing. There shall be no obligation of any of the Parties to provide additional capital contributions to CKJ, in the form of equity or otherwise, except for the additional funding in the form of the loans from ALS as specified in Section 2.4. Unless the Shareholders otherwise agree, any additional equity contributions that the Shareholders make shall be made pro rata by each Shareholder on the basis of their initial equity investment in CKJ.

         4.2 Other Contributions of the Parties.

                  (a) As more specifically provided for in the JV
Distributorship Agreement, Color Kinetics shall provide CKJ certain technological and business information and know-how in order to assist CKJ in the marketing, distribution and support of Products in Japan.

                  (b) ALS will provide CKJ with relevant information on market needs, support the CKJ's marketing efforts, will assist CKJ in locating potential strategic and OEM partners and establishing and developing business with them, and will assist CKJ in implementing strategic sales activities.

                  (c) Yamagiwa will assert its control over ALS, its majority owned subsidiary, to assure that ALS complies with its rights and obligations under this Agreement, including, without limitation, the obligation to provide CKJ additional financing as provided in Section 2.4.

         4.3 Non-transferability of Shares.


                  (a) No Shareholder may sell, assign, transfer, exchange, gift, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of, with consideration or otherwise, any JV Shares or other security of CKJ, to any third party ("Transfer"), except in accordance with this Agreement. Any such purported transfer in violation of any provision of this Agreement and all actions by the purported transferor and transferee in connection therewith shall be of no force or effect and CKJ shall not recognize such purported transfer for any purpose, including without limitation for purposes of dividend and voting rights.

                  (b) Except as set forth in Section 4.3(c), no Shareholder shall Transfer any JV Shares or any other security of CKJ without the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld or delayed.

                  (c) The restrictions on Transfer set forth in this Section 4.3 shall not apply to a Transfer by a Shareholder (i) to any person or entity who holds not less than seventy five percent (75%) of the voting stock of such Shareholder (for purposes of this Section 4.3, a "Controlling Entity"), (ii) to any entity which not less than seventy five percent (75%) of its voting stock is held by a Controlling Entity, or (iii) to any person or entity in connection with the sale of all or substantially all of the assets of such Shareholder to such person or entity (each of the transferees under this Section 4.3(c), a "Permitted Transferee"); provided, however, that in any such event the JV Shares or other security of CKJ so transferred in the hands of each such Permitted Transferee shall remain subject to this Agreement, and each such Permitted Transferee shall so acknowledge in writing and agree to be bound by all of the terms and conditions hereof and assume the obligations of the selling Shareholder hereunder as a condition precedent to the effectiveness of such transfer.

         4.4 Confidentiality.

                  (a) Each Party understands that in the course of administering the joint venture, each Party may have access to other Parties' Confidential Information and/or Confidential Information of third parties for which another Party is responsible for maintaining confidentiality. All Confidential Information provided by a Party (the "Disclosing Party") to the other Party
(the "Receiving Party") or to CKJ or to which the Receiving Party or CKJ gains access pursuant to this Agreement shall be deemed Confidential Information and shall be maintained as confidential by the Receiving Party and CKJ. The Receiving Party agrees to take reasonable precautions to guard the confidentiality of such Confidential Information and to limit access to the materials and Confidential Information to those Receiving Party's employees who need such access to administer CKJ. Each Party hereby confirms that it has contractual agreements with its employees which obligates all such employees to respect and protect the Confidential Information of its business associates. The Receiving Party further agrees to immediately return all written Confidential Information of the Disclosing Party upon termination of this Agreement or immediately upon request by the Disclosing Party. The Parties shall not disclose any of the Confidential Information of CKJ or of any Disclosing Party to any third party or otherwise other than for the purpose of performing this Agreement without the prior written consent of CKJ or such Disclosing Party, as the case may be. The Receiving Party shall not disclose or use any of the Confidential Information of the Disclosing Party in connection with doing business with or providing any services to any third party without the prior written consent of the Disclosing Party. In the event of a breach of any of the foregoing provisions, the Receiving Party agrees that the harm suffered by the Disclosing Party would not be compensable by monetary damages alone and, accordingly, that the disclosing Party shall, in addition to other available legal or equitable remedies, be entitled to an injunction against such breach.

                  (b) The obligations of the Receiving Party specified in
Section 4.4(a) shall not apply, and the Receiving Party shall have no further obligations, with respect to any Confidential Information to the extent that:

                    (i) such Confidential Information is generally known to the public at the time of disclosure to the Receiving Party or becomes generally known through no wrongful act on the part of the Receiving Party;

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                    (ii) is in the Receiving Party's possession at the time of disclosure free of restrictions on disclosure otherwise than as a result of Receiving Party's breach of any legal obligation;

                    (iii) becomes known to the Receiving Party through disclosure by sources other than the Disclosing Party having the legal right to disclose such Confidential Information;

                    (iv) is independently developed by the Receiving Party without reference to or reliance upon the Confidential Information;

                    (v) is required to be disclosed by the Receiving Party to comply with the Applicable Laws or governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

                  (c) Within fifteen (15) days after expiration or termination of this Agreement, each Receiving Party shall promptly (i) return to the Disclosing Party all such Disclosing Party's Confidential Information, and (ii) to the extent any such Confidential Information or other materials cannot be returned, erase or destroy all copies of such Confidential Information. In addition, an authorized representative of the Receiving Party shall certify in writing to the Disclosing Party that the Receiving Party has complied with the requirements of this Section 4.4(c).

                  (d) The obligations under this Section 4.4 shall survive termination or expiration of this Agreement.

5. Distribution Agreements.

         5.1 JV Distributorship Agreement. Concurrently with the execution hereof, Color Kinetics and CKJ are entering into an Distributorship Agreement, pursuant to which Color Kinetics is granting to CKJ exclusive distribution rights in Japan for the Products in substantially the form of EXHIBIT E (the "JV Distributorship Agreement").

         5.2 Termination of Current Distributorship Agreement. Upon execution of the JV Distributorship Agreement, the Color Kinetics Incorporated Distributorship Agreement dated February 2, 2000 between Color Kinetics and ALS will automatically terminate; provided, however, that the provisions of Sections 4, 7, 8, 9, 10, 11, 14, 17.3, 17.4, 18 and 19 such Distributorship Agreement shall survive the termination thereof.

6. Training and Support.


         6.1 It is the parties' intention that CKJ will design and develop localized Products for the Japanese market, as more fully described and provided for in Section 7 hereof and the JV Distribution Agreement. For that purpose and in order to assist CKJ to better understand the design and technical aspects of the Products, CKJ will send qualified technical personnel to attend training at Color Kinetics' facilities in Massachusetts. CKJ and Color Kinetics will agree on the timing of such training, the technical personnel to attend such training and the required training period. Color Kinetics shall provide the training free of charge and shall also bear all reasonable out-of-pocket costs and expenses associated with accommodation and meals of such technical personnel while in training with Color Kinetics.

         6.2 CKJ shall, from time to time, at its own expense, attend training sessions generally provided by Color Kinetics for its distributors and resellers as requested by Color Kinetics. CKJ will use commercially reasonable efforts to ensure that all appropriate personnel attend and actively participate in such training sessions. If, at CKJ's request, training sessions are held otherwise than at Color Kinetics' main facilities in the USA, CKJ shall reimburse Color Kinetics for all additional costs and expenses associated with provision of the training outside of Color Kinetics' Massachusetts facility.

         6.3 Upon request of CKJ, Color Kinetics shall assist CKJ in its support of the Products. In no event will Color Kinetics be obligated to provide installation, training or support services directly to sub-distributors or customers.

7. Intellectual Property.

         7.1 Intellectual Property Rights. Except as expressly set forth in this
Section 7 and without derogating from any other provision of this Agreement or the JV Distributorship Agreement, Color Kinetics and its licensors shall retain all right, title and interest in the intellectual property embedded in and pertaining to the Products throughout the world, including without limitation, patent, copyright, trademark and trade secret rights. Except as expressly set forth in the JV Distributorship Agreement, neither this Agreement, nor any license of Products hereunder shall be construed as granting to CKJ any license or other right in or to any patent, copyright, trademark, trade secret or other proprietary right of Color Kinetics or its licensors.

         7.2 Development by CKJ. Without derogating from any other provision of this Agreement or the JV Distributorship Agreement, so long as the JV Distributorship Agreement is in effect and CKJ complies with all of CKJ's obligations thereunder, in the event CKJ or any of its directors, officers, employees or consultants, develops any idea, improvement, invention, innovation, development, specification, application, technology, product or any other intellectual property right ("Development") that in any way is derived from, based upon, or related or pertaining to any Product or any of Color Kinetics' technology or intellectual property rights, Color Kinetics will be the sole and exclusive owner of any such Development and the provisions of Section 7.1 shall apply to any such Development. If Color Kinetics, in its sole discretion, wishes to pursue such Development, the parties shall conduct good faith negotiations to reach an agreement between them as to the manufacturing, marketing, distribution, sale and support by CKJ in the Territory of each product developed based on such Development, and appropriate royalties to be paid for the sale of such product outside the Territory.

         7.3 Development with Third Parties. Without derogating from any other provision of this Agreement or the JV Distributorship Agreement, so long as the JV Distributorship Agreement is in effect and CKJ complies with all of CKJ's obligations thereunder, in the event that CKJ wishes to develop or pursue any Development with any third party, then CKJ shall provide Color Kinetics with a proposal which includes the identity of such third party, a description, as detailed as possible, of the suggested Development, and any other information related to such Development deems relevant to Color Kinetics. If Color Kinetics, in its sole discretion, wishes to pursue such Development, the parties and such third party shall conduct good faith negotiations to reach an agreement among them as to the ownership of such Development, and the manufacturing, marketing, distribution, sale and support in the Territory and outside the Territory of each product developed based on such Development, and appropriate royalties to be paid for the sale of such product in the Territory and outside the Territory.

         7.4 Use of Marks. So long as this Agreement is in effect, and CKJ complies with all of CKJ's obligations hereunder, CKJ shall have the right to use Color Kinetics' trademarks listed on Exhibit C of the JV Distributorship Agreement (each a "Mark" and together the "Marks") in the Territory in connection with the marketing, distribution, sale and support of the Products. CKJ shall not use any Mark other than as specifically permitted by the immediately preceding sentence, shall not remove the Marks from any Product furnished by Color Kinetics and shall not make any use of any Marks in connection with any goods or services other than the Products. So long as the JV Distributorship Agreement is in effect and thereafter, CKJ shall not adopt, register or make any use of any trademark or brand name that is confusingly similar to any Mark. All rights in the Marks shall, at all times during the term of the JV Distributorship Agreement and thereafter, be and remain the sole property of Color Kinetics, and all goodwill and other benefits associated therewith are hereby assigned to, and shall inure to, Color Kinetics. CKJ agrees to assist in the registration of the Marks in the Territory in the name of Color Kinetics, in renewal and maintenance of such registration and in such recording of CKJ as a registered user as Color Kinetics may reasonably request. Any costs incurred by CKJ and approved in advance by Color Kinetics in connection with such registration, maintenance and recording shall be at Color Kinetics' expense. CKJ also agrees to comply with any guidelines covering the use of Color Kinetics' corporate name, logo(s), or trademarks that Color Kinetics provides to its distributors. The most recent guidelines are provided as Exhibit D to the JV Distributorship Agreement.

8. Representations and Warranties.

         8.1 Representations and Warranties of Color Kinetics. Color Kinetics hereby represents and warrants to ALS and Yamagiwa, as follows:

                  (a) Corporate Organization, Etc. Color Kinetics is a corporation duly organized and validly existing under the laws of the State of Delaware.

                  (b) Authorization, Etc. Color Kinetics has full corporate power and authority to enter into this Agreement and the JV Distributorship Agreement and to carry out the transactions contemplated hereby and thereby. Color Kinetics has taken all action required by law, its Certificate of Incorporation or otherwise to authorize the execution, delivery and performance of this Agreement and the JV Distributorship Agreement. Each of this Agreement and the JV Distributorship Agreement is the valid and binding obligation of Color Kinetics, subject to receipt of necessary Governmental Approvals, enforceable against it in accordance with its respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (c) No Violation. Neither the execution and delivery by Color Kinetics of this Agreement and the JV Distributorship Agreement nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Color Kinetics, (ii) conflict with or result in a breach of any term, condition, or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Color Kinetics pursuant to, or otherwise require the consent of any person under, any agreement or obligation to which Color Kinetics is a party or by which any of its properties or assets may be bound, or (iii) violate or conflict with any Applicable Law applicable to Color Kinetics or any of its properties or assets, subject to obtaining the requisite Governmental Approvals.

                  (d) Consents and Approvals of Governmental Authorities. Except for the Governmental Approvals listed in EXHIBIT F, no consent, approval or authorization of, or declaration, registration with, any Governmental Authority is required to be obtained by Color Kinetics in connection with the execution, delivery, and performance of this Agreement and the JV Distributorship Agreement, and the consummation of the transactions contemplated hereby and thereby.

                  (e) Regulatory Applications. The information provided by Color Kinetics for use in the applications for the Governmental Approvals will not contain any untrue statement of a material fact of omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         8.2 Representations and Warranties of ALS and Yamagiwa. ALS and Yamagiwa hereby, jointly and severally, represent and warrant to Color Kinetics, as follows:

                  (a) Corporate Organization, Etc. Each of ALS and Yamagiwa is a corporation duly organized and validly existing under the laws of Japan.

                  (b) Authorization, Etc. Each of ALS and Yamagiwa has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Each of ALS and Yamagiwa has taken all action required by law, its Articles of Association or otherwise to authorize the execution, delivery and performance of this Agreement. This Agreement is the valid and binding obligation of each of ALS and Yamagiwa, enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (c) No Violation. Neither the execution and delivery by either ALS or Yamagiwa of this Agreement nor the consummation of the transactions contemplated hereby by either ALS or Yamagiwa, will (i) conflict with or result in a breach of any provision of the Articles of Association of either ALS or Yamagiwa, (ii) conflict with or result in a breach of any term, condition, or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of ALS or Yamagiwa pursuant to, or otherwise require the consent of any person under, any agreement or obligation to which ALS or Yamagiwa is a party or by which any of their respective properties or assets may be bound, or (iii) violate or conflict with any Applicable Law applicable to ALS or Yamagiwa or any of their respective properties or assets.

                  (d) Consents and Approvals of Governmental Authorities. Except for the Governmental Approvals listed in EXHIBIT G, no consent, approval or authorization of, or declaration, registration with, any Governmental Authority is required to be obtained by ALS or Yamagiwa in connection with the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby.

                  (e) Regulatory Applications. The information provided by ALS and Yamagiwa for use in the applications for the Governmental Approvals will not contain any untrue statement of a material fact of omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (f) Initial Business Plan. ALS and Yamagiwa prepared the initial Business Plan and warrant that it was prepared in good faith using reasonable assumptions and that ALS and Yamagiwa believe it accurately reflects the costs to be associated with CKJ's business.

9. Adjustment to Relationship.

         9.1 Performance Targets. The performance targets for CKJ for fiscal years 2001, 2002 and 2003 are as set forth on EXHIBIT H (the "Trial Period"). Six (6) months prior to the expiration of the Trial Period and each Additional Period (as defined below), if any, the Shareholders shall commence good faith negotiations to mutually agree on new performance targets for CKJ and on the period during which such performance targets will apply (each such period, an "Additional Period"). The performance targets for the Trial Period and for any Additional Period, as such performance targets may from time to time be modified by the Shareholders in accordance with the terms of this Agreement, are hereinafter referred to as the "Performance Targets."

         9.2 If Performance Targets Are Not Met. Notwithstanding anything to the contrary in this Agreement, if, with respect to any fiscal year of CKJ, beginning with fiscal year 2002, CKJ does not meet one or more of the Performance Targets for such fiscal year (each, a "Default Fiscal Year"), the following shall apply:

                  (a) The Shareholders shall negotiate in good faith for a period of thirty (30) days after the net revenue of CKJ for the Default Fiscal Year is determined (the "Negotiation Period") in order to determine whether the business of CKJ should be restructured and revised Performance Targets and Minimum Purchases under the JV Distributorship Agreement for the fiscal year immediately succeeding the Default Fiscal Year should be adopted.

                  (b) If the Shareholders reach an agreement in accordance with
Section 9.2(a) within the Negotiation Period, such agreement shall apply, and the Performance Targets set forth herein and Minimum Purchases under the JV Distributorship Agreement shall be deemed amended to the extent the Shareholders so agree.

                  (c) If the Shareholders fail to reach an agreement in accordance with Section 9.2(a) within the Negotiation Period, then:

                    (i) Color Kinetics shall have the option (the "CK Option"), but not the obligation, to purchase all, but not less than all, of the JV Shares or other securities of CKJ owned by ALS (the "ALS Holdings"), exercisable by a written notice to ALS during a period of sixty (60) days after the end of the Negotiation Period (the "CK Option Term"). The total aggregate purchase price for all of ALS Holdings shall be equal to the amount invested by ALS in the equity of CKJ plus interest thereon at a rate of twelve percent (12%) per annum, accruing from the date each such equity investment was made. Following delivery of the notice of exercise of the CK Option, Color Kinetics shall purchase and ALS shall sell all of ALS Holdings at the purchase price determined in accordance with the forgoing and on a date no later than ten (10) business days after the date of such notice. On such date, payment of the purchase price shall be made concurrently with the delivery by ALS to Color Kinetics of certificates representing all of ALS Holdings and any other document or instrument of transfer reasonably requested by Color Kinetics.

                    (ii) If Color Kinetics does not exercise the CK Option within the CK Option Term, ALS shall have the option (the "ALS Option"), but not the obligation, to purchase all, but not less than all, of the JV Shares or other securities of CKJ owned by Color Kinetics (the "CK Holdings"), exercisable by a written notice to Color Kinetics during a period of sixty (60) days after the end of the CK Option Term (the "ALS Option Term"). The total aggregate purchase price for all of CK Holdings shall be equal to the amount invested by Color Kinetics in the equity of CKJ plus interest thereon at a rate of twelve percent (12%) per annum, accruing from the date each such equity investment was made. Following delivery of the notice of exercise of the ALS Option, ALS shall purchase and Color Kinetics shall sell all of CK Holdings at the purchase price determined in accordance with the forgoing and on a date no later than ten (10) business days after the date of such notice. On such date, payment of the purchase price shall be made concurrently with the delivery by Color Kinetics to ALS of certificates representing all of CK Holdings and any other document or instrument of transfer reasonably requested by ALS.

                    (iii) In the event that neither Color Kinetics nor ALS exercise the respective options granted to them in this Section 9.2, the Parties shall cause the dissolution and liquidation of CKJ.

         9.3 If Performance Targets Are Not Agreed Upon. If the Shareholders fail to agree on the term of any Additional Period or on the Performance Targets for such Additional Period at least four (4) months prior to the expiration of the Trial Period or the then Additional Period, the provisions of Section 9.2(c) shall apply; provided, however, that for purposes of this Section 7.3, the CK Option Term shall be a period of two (2) months commencing four (4) months prior to the expiration of the Trial Period or the then Additional Period, as the case may be, and the ALS Option Term shall be a period of two (2) months commencing upon expiration of the CK Option Term.

         9.4 Other Buyout Options.

                  (a) Without derogating from the provisions of Sections 9.1,
9.2 and 9.3 or from any right or remedy to which Color Kinetics may be entitled under this Agreement, the JV Distributorship Agreement or Applicable Law, if ALS or Yamagiwa is in material breach of this Agreement (including, without limitation, if ALS or an Affiliate violates the non-competition provisions in
Section 10) or the JV Distributorship Agreement, or if CKJ is in material breach, caused indirectly by ALS or Yamagiwa, of the JV Distributorship Agreement, and such breach is not cured within thirty (30) days after ALS or Yamagiwa, as the case may be, receives written notice thereof from Color Kinetics, or if ALS or Yamagiwa has made a material misrepresentation with respect to any material condition, warranty, representation or agreement contained in this Agreement or the JV Distributorship Agreement, then Color Kinetics shall have the option, but not the obligation, to purchase all, but not less then all, of the ALS Holdings, exercisable by a written notice to ALS, during a period of ninety (90) days following the later of (A) when Color Kinetics first learns about such breach, if the breach is not curable, or (B) the expiration of the thirty (30) days notice period referred to above, if the breach is curable.

                  (b) Without derogating from the provisions of Sections 9.1,
9.2 and 9.3, if Color Kinetics is in material breach of this Agreement or the JV Distributorship Agreement, and such breach is not cured within thirty (30) days after Color Kinetics receives written notice thereof from ALS, or if Color Kinetics has made a material misrepresentation with respect to any material condition, warranty, representation or agreement contained in this Agreement or the JV Distributorship Agreement, then ALS shall have the option, but not the obligation, to purchase all, but not less then all, of the CK Holdings, exercisable by a written notice to Color Kinetics, during a period of ninety
(90) days following the later of (A) when ALS first learns about such breach, if the breach is not curable, or (B) the expiration of the thirty (30) days notice period referred to above, if the breach is curable.

                  (c) The total aggregate purchase price for all of the CK Holdings or ALS Holdings, as the case may be, for purposes of this Section 9.4, shall be equal to the respective amount invested by Color Kinetics or ALS, as the case may be, in the equity of CKJ, with no interest thereon. Following delivery of the notice of exercise of the option, the Shareholder exercising the option shall purchase and the other Shareholder shall sell all of the CK Holdings or ALS Holdings, as the case may be, at the purchase price determined in accordance with the forgoing and on a date no later than ten (10) business days after the date of such notice. On such date, payment of the purchase price shall be made concurrently with the delivery by the selling Shareholder to the purchasing Shareholder of certificates representing all of the CK Holdings or ALS Holdings, as the case may be, and any other document or instrument of transfer reasonably requested by the purchasing Shareholder.

10. Non-competition and by ALS, Yamagiwa or any Affiliate. Without derogating from the provisions of any Applicable Law (including, without limitation, any law relating to the protection of patent rights or intellectual property), as long as ALS or any Affiliate (as defined herein) of ALS or Yamagiwa holds any shares or other securities of CKJ, and for a period of one (1) year after ALS or any such Permitted Transferee no longer holds any shares or other securities of CKJ, neither ALS, nor Yamagiwa nor any Affiliate of ALS or Yamagiwa shall, directly or indirectly, participate as owner, stockholder, manager, agent or consultant in any business, firm or corporation which is in competition with CKJ or Color Kinetics, or which intends at any time to compete with CKJ or Color Kinetics, or which otherwise develops, manufactures, markets, distributes or sells any products that Color Kinetics in its reasonable discretion considers to be a competitive product to any products of Color Kinetics. For purposes of this Section 10, an "Affiliate" means an individual or an entity controlling, under common control with, or controlled by, ALS or Yamagiwa.

11. Term and Termination. This Agreement shall commence on the Effective Date and shall remain in full force and effect as long as Color Kinetics and ALS, or any of their respective Permitted Transferees, own any JV Shares. In the event that Color Kinetics or ALS acquires all the issued and outstanding JV Shares pursuant to the terms of Section 9, this Agreement shall terminate automatically at that point; provided, however, that the expiration or termination of this Agreement shall not release any Party from any liability, duty, or obligation which at the time of expiration or termination has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior to such expiration or termination.

12.      Miscellaneous.

         12.1 Force Majeure. No Party shall be liable for failure to perform, whether in whole or in part, its obligation under this Agreement if such failure is caused by any event or condition not existing as of the date of this Agreement and not reasonably within the control of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion strikes, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, acts of Governmental Authorities, or any cause beyond the reasonable control of the effected Party; provided that the affected Party promptly notifies the other Parties of the occurrence of the event of force majeure and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

         12.2 Assignment. Except as provided in Section 4.3, neither this Agreement nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, or otherwise encumbered or disposed of, in whole or in part, whether voluntary or by operation of law, or otherwise, by any Party without the prior written consent of the other Party. No such unconsented assignment shall relieve the assigning Party of any of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties, permitted successors and assigns.

         12.3 Survival. The obligations of the parties with respect to Sections
4.4 (Confidentiality), 7.1 (Intellectual Property Rights), 10 (Noncompetition),
11.2 (Nonsolicitation), 12.3 (Survival), 12.4 (Notices), 12.6 (Non-solicitation), 12.7 (Dispute Resolution; Arbitration), 12.8 (Expenses),
12.9 (Entire Agreement), 12.10 (Modification), 12.12 (Severability; Validity),
12.13 (No Waiver), 12.14 (Governing Law), 12.15 (Language), 12.17 (Headings) and
12.18 (Construction and Reference) shall survive the termination of this Agreement.

         12.4 Notices. All notices and communication required, made or permitted hereunder shall be in writing and shall be delivered by hand or by an internationally recognized courier service such as FedEx, UPS, DHL, addressed:

         If to Color
         Kinetics:                  Color Kinetics Incorporated

                                    10 Milk Street, 11th Floor
                                    Boston, MA 02108, U.S.A.
                                    Attn: Chief Executive Officer

         If to ALS:                 12-5 Gobancho
                                    Chiyoda-ku
                                    Tokyo 102-0076, JAPAN
                                    Attn: President

         If to Yamagiwa:            4-1-1 Sotokanda
                                    Chiyoda-ku
                                    Tokyo 101-0021, JAPAN
                                    Attn: President

         Each such notice or other communication shall for all purposes hereunder be treated as effective or as having been given as follows: (i) if delivered in person, when delivered, and (ii) if sent by a recognized courier service, on the date shown in the written confirmation of delivery issued by such delivery service. Either Party may change the addresses and/or addresses to whom notice may be given by giving notice pursuant to this Section 12.4 and such change of address shall become effective seven (7) days after such notice is given.

         12.5 Export Control. Without in any way limiting the provisions of this Agreement, each of the Parties agrees that no products procured from or technical information disclosed by the other party or CKJ under this Agreement are in tended to or shall be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by Applicable Law without necessary authorization by the Governmental Authorities.

         12.6 Non-solicitation. During the term of this Agreement and for two
(2) years following the termination of this Agreement, neither Color Kinetics, ALS nor Yamagiwa shall employ or solicit for employment any person employed by CKJ, without the prior written consent of Color Kinetics (if ALS or Yamagiwa wish to employ such employee) or Yamagiwa (if Color Kinetics wishes to employ such employee).

         12.7 Dispute Resolution; Arbitration.

                  (a) Prior to pursuing arbitration with respect to any dispute arising hereunder, the chief executive officers of the Parties (or a direct report appointed by them) shall meet to seek an amicable resolution of such dispute. No Party shall be entitled to make and bring a claim in arbitration unless it has attempted for a period of thirty (30) days from written notice of such dispute to reach such amicable solution.

                  (b) After expiration of the thirty (30) day period referred to in Section 12.7(a), any and all disputes arising under or affecting this Agreement shall be resolved exclusively by confidential arbitration pursuant to
(A) the Rules of International Arbitration of the American Arbitration Association then in effect, in Boston, Massachusetts, if the arbitration is initiated by ALS or Yamagiwa and (B) the rules of the Japan Commercial Arbitration Association (Kokusai Shoji Chusai Kyokai) then in effect, in Tokyo, Japan, if the arbitration is initiated by Color

Kinetics. Each of the Parties shall designate one (1) arbitrator and the two (2) arbitrators so designated shall select the third arbitrator. Arbitration proceedings shall be conducted in English. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees, and reasonable costs for expert and other witnesses. The judgment upon award of the arbitrators shall be final and binding and may be enforced in any court of competent jurisdiction, including any court of competent jurisdiction in the United States or Japan, and each of the Parties hereto unconditionally submits to the jurisdiction of such court for the purpose of any proceeding seeking such enforcement. Nothing in this Agreement shall be deemed as preventing any Party from seeking injunctive relief (or any provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect any Party's name, proprietary information, trade secrets, know-how, or any other proprietary rights. Subject only to the provisions of the Applicable Law, the procedure described in this Section 12.7 shall be the exclusive means of resolving disputes arising under or affecting this Agreement.

                  (c) All papers, documents or evidence, whether written or oral, filed with or presented to the panel of arbitrators shall be deemed by the Parties and by the arbitrators to be Confidential Information. Except as may be required to comply with any Applicable Law, no Party or arbitrator shall disclose in whole or in part to any other person any Confidential Information submitted in connection with the arbitration proceedings, except to the extent reasonably necessary to assist counsel in the arbitration or preparation for arbitration of the dispute. Confidential information may be disclosed (i) to attorneys, (ii) to Parties, and (iii) to outside experts requested by either Party's counsel to furnish technical or expert services or to give testimony at the arbitration proceedings, subject, in the case of such experts, to execution of a legally binding written statement that such expert is fully familiar with the terms of this Section, agrees to comply with the confidentiality terms of this Section 12.7(c) and will not use any Confidential Information disclosed to such expert for personal or business advantage.

            12.8 Expenses. Except as otherwise expressly provided hereunder, each Party will pay its own expenses incident to the negotiation, preparation, and performance of this Agreement and the transactions and documents contemplated hereby, including but not limited to the fees and expenses of its respective accountants and counsel. Each Party will indemnify and hold harmless the other Party against any claims of any nature by any finders, consultants, or other parties retained by it or claiming any such relationship.

            12.9 Entire Agreement. This Agreement and the JV Distributorship Agreement embody the entire agreement and understanding between the Parties with respect to the subject matter hereof, superseding, as of the Effective Date, all previous and contemporaneous communications, representations, agreements and understandings, whether written or oral, in existence on the date this Agreement is executed, including, without limitation, that certain Term Sheet dated January 17, 2001. Neither Party has relied upon any representation or warranty of the other Party except as expressly set forth herein or in the JV Distributorship Agreement.

            12.10 Modification. This Agreement may not be modified or amended, in whole or in part, except by a writing executed by duly authorized representatives of the Parties.

            12.11 Announcement. Neither Party shall announce the existence of this Agreement or any relationship hereunder prior to a time mutually determined by ALS and Color Kinetics. Neither Party shall unreasonably withhold its consent to a time proposed by the other Party.

            12.12 Severability, Validity. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 12.12, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect, and shall be construed and interpreted in a manner that corresponds as far as possible with the intentions of the Parties as expressed in this Agreement.

            12.13 No Waiver. Except to the extent that a Party hereto may have otherwise agreed in writing no waiver by that Party of any condition of this Agreement or breach of any other condition or subsequent or prior breach of the same or any other obligation or representation by any other Party, nor any forbearance by the first Party to seek a remedy for noncompliance or breach by any other Party shall be deemed to be a waiver by the first Party of its rights and remedies with respect to such noncompliance or breach.

            12.14 Governing Law. The validity, construction, performance and enforceability of this agreement shall be governed in all respects by the laws of Japan applicable to agreements negotiated, executed and performed in Japan.

            12.15 Language. This Agreement, the JV Distributorship Agreement and the Exhibits hereto and thereto, except the Articles of Association, are in the English language, which language shall be the controlling language in all respects. The Articles of Association are in the Japanese language, which language shall be controlling in all respects. Any translation hereof in Japanese language shall be for accommodation only, and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language unless otherwise expressly provided herein.

            12.16 No Agency. This Agreement shall not constitute an appointment of either Party as the legal representative or agent of the other Party, nor shall either Party have any right or authority to assume, create, or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, any other Party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership by or among the Parties.

            12.17 Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

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            12.18 Construction and Reference. Words used in this Agreement, regardless of the name or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context may require.

            12.19 Governmental Approvals. Each of the parties shall use its best efforts to obtain all Governmental Approvals and shall cooperate with any other Party in good faith.

            12.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same instrument.

                    [REMAINDER OF PAGE INTENTIONALLY DELETED]



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         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives on the date set forth above.

COLOR KINETICS INCORPORATED                   YAMAGIWA CORPORATION

By:           /s/ George G. Mueller           By:         /s/ Tetsu Konagaya
         -------------------------------            ----------------------------
Name:        George G. Mueller                Name:     Tetsu Konagaya
Title:       President & CEO                  Title:    President
Date:        April 5, 2001                    Date:     April 2, 2001


COLOR KINETICS JAPAN INCORPORATED             ALS INCORPORATED

By:           /s/ Kiyoshi Otsuki              By:       /s/ Kiyoshi Otsuki
         -------------------------------            ----------------------------
Name:        Kiyoshi Otsuki                   Name:     Kiyoshi Otsuki
Title:       President                        Title:    President
Date:        April 2, 2001                    Date:     April 2, 2001




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